EXHIBIT 5.01

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Menlo Park	Madrid
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Davis Polk & Wardwell LLP	650 752 2000 tel
1600 El Camino Real	650 752 2111 fax
Menlo Park, CA 94025

May 10, 2016

FormFactor, Inc.

7005 Southfront Road

Livermore, California 94551

Ladies and Gentlemen:

We have acted as counsel to FormFactor, Inc. (the “FormFactor”) in connection with FormFactor’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by FormFactor of shares (the “Shares”) of its common stock, par value $0.001 per share, to be issued in connection with the merger of Cardinal Merger Subsidiary, Inc., a wholly owned subsidiary of FormFactor (“Merger Subsidiary”), with and into Cascade Microtech, Inc. (“Cascade Microtech”), pursuant to the terms of the Agreement and Plan of Merger dated February 3, 2016, by and among FormFactor, Cascade Microtech and Merger Subsidiary (as amended, the “Merger Agreement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of FormFactor that we reviewed were and are accurate and (vi) all representations made by FormFactor as to matters of fact in the documents that we reviewed were and are accurate.

We have additionally assumed that, prior to the issuance of any of the Shares, (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of Cascade Microtech will have adopted the Merger Agreement and (iii) the other conditions to consummating the merger and the other transactions contemplated by the Merger Agreement will have been satisfied and such transactions will have been consummated in accordance with the terms of the Merger Agreement.

Based upon the foregoing, we advise you that, in our opinion, the Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP